Exhibit 99.1

Investor Relations	Media Relations
Stuart Davis	Amy Gooen
(703) 218-8269	(703) 218-6387
stuart.davis@mantech.com	amy.gooen@mantech.com

ManTech Announces Financial Results for

Fourth Quarter and Fiscal Year 2010

•	Revenue: $697.9 million (up 29%) for Q4, $2.60 billion (up 29%) for fiscal year

•	Operating Income: $58.9 million (up 24%) for Q4, $215.1 million (up 20%) for fiscal year

•	Diluted EPS: $0.93 (up 13%) for Q4, $3.43 (up 10%) for fiscal year

•	Cash Flow from Operations: $69 million (up 107%) for Q4, $171 million (up 30%) for fiscal year

•	Fiscal Year 2011 Guidance: Surpass $3 billion in revenue driven by strong organic growth

FAIRFAX, Va. – Feb. 23, 2011 – ManTech International Corporation (NASDAQ:MANT) (www.mantech.com), a leading provider of innovative technologies and solutions for mission-critical national security programs, today announced financial results for the fourth quarter and fiscal year 2010, which ended Dec. 31, 2010.

“Fiscal year 2010 was an excellent year for ManTech, marked by double-digit growth, increased profitability, excellent cash flow and strong contract awards” said ManTech Chairman and Chief Executive Officer George J. Pedersen. “During the fourth quarter, we were also able to acquire two new companies that will provide new and additional technical capabilities as well as new customers and revenues. We continue to grow because of our strong support of our customers’ most vital missions here and around the world. We expect to exceed $3 billion in revenue in 2011.”

Summary Operating Results

Revenues for the quarter were $697.9 million, up 29 percent from $542.1 million in the fourth quarter of fiscal year 2009. Revenues for the year were $2.60 billion, up 29 percent from $2.02 billion in fiscal year 2009. Organic growth was 4 percent for the quarter and greater than 10 percent for the fiscal year, driven primarily by recent awards for intelligence, surveillance and reconnaissance (ISR), systems engineering, and test and evaluation programs, as well as expanded requirements on existing cyber security and logistics contracts, offsetting slowdowns in material purchases in support of in-theater vehicle maintenance contracts. Excluding the in-theater vehicle maintenance contracts, organic growth was 15 percent and 18 percent for the fourth quarter and fiscal year, respectively. Organic growth is calculated by comparing reported revenue for the current quarter to the revenue for the prior year quarter adjusted as if all acquisitions had been made one year earlier.

Operating income for the quarter was $58.9 million (8.4 percent of revenue), up 24 percent from $47.4 million (8.7 percent of revenue) in the fourth quarter of fiscal year 2009. Full-year operating income was $215.1 million (8.3 percent of revenue), up 20 percent from $179.1 million (8.9 percent of revenue) in fiscal year 2009. Operating margin was higher than expected based on a relatively greater direct labor mix and exceptionally strong program performance. Growth in operating income came despite an increase in depreciation and amortization of $3.0 million for the quarter and $11.1 million for the fiscal year as a result of recent acquisitions.

Net income for the quarter was $34.0 million, up 15 percent from $29.5 million in the fourth quarter of fiscal year 2009. Full-year net income was $125.1 million, up 12 percent from $111.8 million in fiscal year 2009. Net income was affected by an increase in net interest expense of $3.7 million for the quarter and $11.3 million for the fiscal year as the result of a strategic decision to issue $200 million in unsecured senior notes in April. The notes add financial flexibility for future potential corporate investments and acquisitions. Since the issuance of the notes, the company has deployed approximately $155 million to complete three accretive acquisitions.

Diluted earnings per share for the quarter were $0.93, up 13 percent from $0.82 in the fourth quarter of fiscal year 2009, driven by the increase in net income offset by a slightly higher share count compared to the prior year quarter. Diluted earnings per share for the year were $3.43, up 10 percent from $3.11 in fiscal year 2009.

Cash Management and Capital Deployment

Cash flow from operations for the quarter was $69 million (or 2.0 times net income), up 107 percent from $34 million in the fourth quarter of fiscal year 2009. Cash collections continued to be strong as days sales outstanding (DSO) were 67 days, two days lower sequentially. For the year, cash flow from operations was $171 million (or 1.4 times net income), up 30 percent from $132 million in fiscal year 2009.

The company invested $135 million in the quarter to purchase QinetiQ North America’s Security and Intelligence Solutions business and MTCSC Inc. Including the first quarter acquisition of Sensor Technologies Inc., the company invested $377 million during the fiscal year on three acquisitions, or 2.4 times fiscal year 2010 free cash flow (defined as cash flow from operations minus capital expenditures) of $158 million.

As of Dec. 31, 2010, the company had $85 million in cash and cash equivalents and $200 million in debt with no borrowings on its $350 million revolving-credit facility. On Feb. 11, 2011, ManTech used a modest amount of cash on hand to acquire TranTech Inc. The transaction is expected to be immediately accretive to earnings per share.

Contract Awards

Contract awards (bookings) totaled $257 million in the fourth quarter and $2.8 billion for the fiscal year, representing a book-to-bill ratio of 0.4 and 1.1 for the fourth quarter and fiscal year, respectively. The fourth quarter bookings total excludes several contracts that were awarded but were subsequently protested. Contract awards in the quarter were also affected by a number of delays. Large, single-award contracts received during the quarter include:

•

Naval Air Warfare Center Aircraft Division (NAWCAD) Support. Under a five-year, $57 million contract, ManTech will provide NAWCAD engineering, technical and administrative support for naval aircraft and systems. Areas of focus include reliability, maintainability, testability and quality assurance, as well as diagnostics and systems safety analyses during the design, development, production and in-service cycles of naval aircraft and associated systems.

•

Naval Surface Warfare Center (NSWC) Ship Silencing Support. ManTech was awarded a four-year, $45 million task order by the NSWC Carderock Division to provide engineering, technical and program management support for submarine and surface ship signature silencing programs. ManTech’s support will include the development of systems designed to measure acoustic and non-acoustic signatures; execution of ocean engineering programs, including test and evaluation of new submarine technology; engineering and logistics for mine-vulnerability assessments; environmental assessment and impact evaluations; and assistance in planning and managing ship acoustics-related programs.

In addition, ManTech won several indefinite delivery/indefinite quantity (IDIQ) contracts that are not included in bookings, most notably:

•

Federal Bureau of Investigation (FBI) Information Technology Supplies and Support Services (IT Triple S). ManTech received a prime contract with the FBI to provide a wide range of IT services, including secured communications, application development, systems engineering, cyber security, counter-terrorism analytics, tactical biometrics, and system operations and maintenance. The multiple-award, eight-year contract has a total ceiling value of $30 billion for all awardees, making it the largest contract ever awarded by the FBI.

•

Commercial Enterprise Omnibus for Support Services (CEOss). ManTech received a prime contract with the Marine Corps Systems Command to provide specialized information technology and engineering services, including software development, emerging technology assessments, and modeling and simulation support. CEOss is a multiple-award contract with a 10-year period of performance and a total ceiling value of $500 million for all awardees.

The company’s backlog of business at the end of quarter was $4.9 billion, of which $1.6 billion was funded. Compared to the fourth quarter of fiscal year 2009, total backlog increased 30 percent and funded backlog increased 47 percent. Additionally, contract activity has picked up in fiscal year 2011, with contract awards of about $700 million in less than two months.

Forward Guidance

ManTech enters fiscal year 2011 with a healthy backlog and a strong market position, and the company expects to achieve revenue, net income and diluted earnings per share at least equal to the levels specified in the table below.

Measure	Fiscal 2011 Guidance	Year-over-Year Growth
Revenue (million)	$3,000	15%
Net Income (million)	$136	9%
Diluted Earnings Per Share	$3.67	7%

ManTech Chief Financial Officer Kevin M. Phillips said, “We feel confident forecasting robust growth for fiscal year 2011. Even as revenues from materials supporting in-theater missions have diminished, we have demonstrated that our positioning in priority areas allows us to grow and take market share. We expect that we will be able to achieve our targets given our current business base alone, but if necessary, we will also use our balance sheet as a strategic asset to achieve our financial targets and grow shareholder value.”

Conference Call

ManTech executive management will hold a conference call today at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and institutional investors may participate on the conference call by dialing 800-890-4043 (domestic) or 913-312-0653 (international) and entering passcode 8436839. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the ManTech website (http://investor.mantech.com).

A replay of the conference call will be available by telephone approximately two hours after the conclusion of the call through March 9, 2011, by dialing 888-203-1112 (domestic) or 719-457-0820 (international) and entering passcode 8436839. In addition, a replay of the webcast will be available on the ManTech website approximately two hours after the conclusion of the conference call.

About ManTech International Corporation

With more than 10,000 professionals in nearly 40 countries around the world, ManTech is a leading provider of innovative technologies and solutions for mission-critical national security programs for the intelligence community; departments of Defense, State and Homeland Security; the Department of Justice and the Federal Bureau of Investigation; the space community; the National Oceanic and Atmospheric Administration; and other U.S. federal government customers. ManTech’s expertise includes command, control, computers, communications, intelligence, surveillance and reconnaissance (C4ISR) lifecycle support, cyber security, global logistics support, intelligence/counter-intelligence support, information technology modernization and sustainment, systems engineering, and test and evaluation. ManTech supports major national missions, such as military readiness, terrorist threat detection, information security and border protection. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information

Statements and assumptions made in this press release, which do not address historical facts, constitute “forward-looking” statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as “may,” “will,” “intends,” “should,” “expects,” “plans,” “projects,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” or the negative of these terms or words of similar import are intended to identify forward-looking statements.

These forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes we anticipate. Factors that could cause actual results to differ materially from the results we anticipate include, but are not limited to, the following: adverse changes in U.S. government spending priorities; failure to retain existing U.S. government contracts, win new contracts or win recompetes; adverse changes in future levels of expenditures for programs we support caused by budgetary pressures facing the federal government; risks associated with complex U.S. government procurement laws and regulations; adverse results of U.S. government audits of our government contracts; risk of contract performance, modification or termination; failure to obtain option awards, task orders or funding under contracts; adverse changes in our mix of contract types; risks of financing, such as increases in interest rates and restrictions imposed by our outstanding indebtedness, including the ability to meet financial covenants, and risks related to an inability to obtain new or additional financing; failure to successfully integrate recently acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute or effectively integrate future acquisitions; and competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in ManTech’s Annual Report on Form 10-K previously filed with the Securities and Exchange Commission on Feb. 26, 2010, Item 1A of Part II of our Quarterly Reports on Form 10-Q and, from time to time, in ManTech’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this news release are only made as of the date of this press release, and ManTech undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share Amounts)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$84,829	$86,190
Receivables—net	528,765	399,239
Prepaid expenses and other	16,642	11,182

Total Current Assets	630,236	496,611

Property and equipment—net	27,086	14,498
Goodwill	729,558	488,217
Other intangibles—net	168,487	73,684
Employee supplemental savings plan assets	24,415	21,065
Other assets	10,695	6,672

TOTAL ASSETS	$1,590,477	$1,100,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$272,047	$157,358
Accrued salaries and related expenses	64,575	55,429
Billings in excess of revenue earned	11,118	7,737

Total Current Liabilities	347,740	220,524

Long-term debt	200,000	0
Accrued retirement	25,789	22,033
Other long-term liabilities	7,495	6,877
Deferred income taxes—non-current	43,110	33,848

TOTAL LIABILITIES	624,134	283,282

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY:
Common stock, Class A—$0.01 par value; 150,000,000 shares authorized; 23,396,549 and 22,602,110 shares issued at December 31, 2010 and 2009; 23,153,509 and 22,359,070 shares outstanding at December 31, 2010 and 2009	234	226
Common stock, Class B—$0.01 par value; 50,000,000 shares authorized; 13,275,345 and 13,605,345 shares issued and outstanding at December 31, 2010 and 2009	133	136
Additional paid-in capital	385,407	362,730
Treasury stock, 243,040 shares at cost at December 31, 2010 and 2009	(9,114)	(9,114)
Retained earnings	589,838	464,742
Accumulated other comprehensive loss	(155)	(172)
Unearned Employee Stock Ownership Plan Shares	0	(1,083)

TOTAL STOCKHOLDERS’ EQUITY	966,343	817,465

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,590,477	$1,100,747

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands Except Per Share Amounts)

	(unaudited)
	Three months ended December 31,		For Year Ended December 31,
	2010	2009	2010	2009
REVENUES	$697,916	$542,066	$2,604,038	$2,020,334
Cost of services	591,441	450,651	2,208,631	1,668,763
General and administrative expenses	47,611	44,004	180,267	172,492

OPERATING INCOME	58,864	47,411	215,140	179,079
Interest expense	(4,002)	(220)	(12,567)	(1,141)
Interest income	125	54	361	215
Other (expense) income, net	(215)	96	(483)	355

INCOME FROM OPERATIONS BEFORE INCOME TAXES	54,772	47,341	202,451	178,508
Provision for income taxes	(20,760)	(17,825)	(77,355)	(66,744)

NET INCOME	$34,012	$29,516	$125,096	$111,764

BASIC EARNINGS PER SHARE:
Class A basic earnings per share	$0.94	$0.82	$3.45	$3.13

Weighted average common shares outstanding	23,082	22,318	22,847	21,980

Class B basic earnings per share	$0.94	$0.82	$3.45	$3.13

Weighted average common shares outstanding	13,275	13,605	13,367	13,707

DILUTED EARNINGS PER SHARE:
Class A diluted earnings per share	$0.93	$0.82	$3.43	$3.11

Weighted average common shares outstanding	23,251	22,596	23,054	22,278

Class B diluted earnings per share	$0.93	$0.82	$3.43	$3.11

Weighted average common shares outstanding	13,275	13,605	13,367	13,707

MANTECH INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$125,096	$111,764	$90,292
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	7,443	8,289	6,626
Excess tax benefits from the exercise of stock options	(545)	(1,121)	(6,446)
Deferred income taxes	4,688	(201)	8,157
Depreciation and amortization	28,878	17,747	17,323
Change in assets and liabilities—net of effects from acquired businesses:
Receivables-net	(36,226)	9,296	(62,513)
Prepaid expenses and other	(4,770)	4,640	(223)
Accounts payable and accrued expenses	39,643	997	59,888
Accrued salaries and related expenses	2,029	(20,050)	11,768
Billings in excess of revenue earned	3,381	(714)	85
Accrued retirement	1,550	6,103	(3,043)
Other	278	(4,503)	5,352

Net cash flow from operating activities	171,445	132,247	127,266

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,257)	(4,021)	(5,050)
Investment in capitalized software for internal use	(3,051)	(2,218)	(2,742)
Proceeds from note receivable	0	0	5,126
Acquisition of businesses, net of cash acquired	(368,853)	(13,775)	(36,496)

Net cash flow from investing activities	(382,161)	(20,014)	(39,162)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	13,807	12,561	22,677
Excess tax benefits from the exercise of stock options	545	1,121	6,446
Net repayments under the revolving credit facility	0	(44,100)	(120,900)
Issuance of senior notes	200,000	0	0
Debt issuance costs	(4,997)	0	0

Net cash flow from financing activities	209,355	(30,418)	(91,777)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,361)	81,815	(3,673)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	86,190	4,375	8,048

CASH AND CASH EQUIVALENTS, END OF PERIOD	$84,829	$86,190	$4,375